Exhibit 10.1


2005 Executive Annual Bonus Program

1. The executive will earn a bonus opportunity, defined as a percent of annual salary, based on the FFO growth goals for the company in 2005.

     a. FFO per share at or below shareholder expectations (defined as First Call guidance for 2005 at year-end) will result in no bonus.

     b. Bonus opportunity will be capped at 200% of salary; the Compensation Committee has the discretion to adjust the opportunity by 50% based on various factors to compensate for overall shareholder performance or market conditions that may warrant such a modification.

     c.   Significant  and   non-recurring   transactions   and/or  events  that
          materially impact FFO may be separately considered by the Compensation Committee at their discretion.

2. The executive will then be entitled to receive a percent of the bonus opportunity based on individual performance in meeting goals defined in a personal plan for each executive.

3.   The final computation will thus be as follows:

     a. Amount of bonus opportunity is determined based on FFO per share for the year.

     b. Adjustment, if any, for any "material and non-recurring" events as deemed appropriate by the Compensation Committee.

     c. Adjustment, if any, through applying the "discretionary modifier" to the bonus opportunity resulting from the FFO growth target schedule above (bonus opportunity can be adjusted a maximum of 50% up or down).

     d. Final adjusted bonus opportunity times the percentage of achievement by executive of personal goals.